Exhibit 99.(p)(1)

American Beacon Advisors, Inc.

American Beacon Funds

AMERICAN BEACON SELECT FUNDS

AMERICAN BEACON INSTITUTIONAL FUNDS TRUST

RESOLUTE INVESTMENT DISTRIBUTORS, INC.

CODE OF ETHICS

Dated: October 9, 2026

TABLE OF CONTENTS

Section A: Definitions	2
Section B: Statement of General Principles	5
Section C: Restrictions on Personal Securities Transactions	5
1. Purchases and Sales of a Security	5
2. Exceptions	6
3. Undue Influence	6
4. Initial Public Offerings	6
5. Private Placements	6
6. Crypto Asset Investments	7
7. Short-Term Trading	7
8. Frequent Trading	7
9. Seven-Day Blackout	7
10. Portfolio Securities	8
11. Short Sales	8
12. Insider Information, Market Manipulation and Other Prohibited Transactions	8
13. Restricted List	8
Section D: Procedures Related to Personal Securities Transactions by Access Persons	8
1. New Accounts	8
2. Pre-Clearance	9
3. Discretionary Account Exemption	9
4. Reporting by Access Persons	10
5. Notification of Reporting Obligation	11
6. Disclaimer of Beneficial Ownership	11
Section E: Procedures Related to Personal Securities Transactions by Trustees	11
1. Reporting by Trustees	11
2. Disclaimer of Beneficial Ownership	12
Section F: Other Potential Conflicts of Interest	12
1. Gifts	12
2. Entertainment	13
3. Political Contributions and Activities	14
4. Service as a Director	15
5. Prediction Market Transactions	15
Section G: Violations and Sanctions	17
1. Review for Violations	17
2. Reporting of Violations	17
3. Sanctions	18
Section H: Delivery and Certification of the Code	18
1. Delivery of Code to Access Persons and Trustees	18
2. Certification of Compliance with Code	18
For Defined Terms, follow this link to: Section A. Definitions	1

A.         Definitions. When used in this Code, the following terms shall have the meanings set forth below:

“Access Person” means:

1.	Any officer or employee of the Advisor or the Beacon Funds, except an officer or employee that the Chief Compliance Officer deems not to meet the definition of “access person” under Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act.[1]

2.	Any officer, director or Associated Person of the Affiliated Underwriter. A third-party service provider who is an Associated Person, but who does not have access to any non-public information regarding the Advisor’s securities recommendations, client purchase and sale activity or client portfolio holdings is not an Access Person for purposes of this Code.

3.	The Chief Compliance Officer may determine that a contract worker providing services to the Advisor, Beacon Funds or Affiliated Underwriter is an Access Person depending on the nature of the contract work.

Any other person deemed to be an Access Person shall be notified and provided this Code by the Advisor or Affiliated Underwriter.

“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.

“Advisor” means American Beacon Advisors, Inc.

“Advisory Account” means any account with respect to which the Advisor provides investment advisory services pursuant to a contract.

“Affiliated Funds” means each registered fund that is managed by an investment adviser that is under common control with the Advisor and each registered fund for which the Affiliated Underwriter is the principal underwriter. Generally, Affiliated Funds are exchange-traded funds and mutual funds sub-advised by affiliated investment advisers. A list of Affiliated Funds is available on the Advisor’s compliance reporting system.

“Affiliated Underwriter” means Resolute Investment Distributors, Inc., a limited purpose broker-dealer acting as principal underwriter and/or selling agent for the Beacon Funds.

“ARK ETFs” means each exchange-traded fund sponsored and managed by ARK Investment Management LLC, for which the Affiliated Underwriter acts as selling agent.

“Associated Person” means each registered representative of the Affiliated Underwriter and any person who has access to the Affiliated Underwriter’s records and/or assets.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) of Securities or Beacon Funds are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan and systematic payroll contributions to (or distributions from) a retirement plan account, as well as automatic rebalancing plans.

1 The Advisor’s directors and the Funds’ Trustees, who are not employees of the Advisor, are not currently deemed to be Access Persons, because they are not provided with access to any non-public information regarding the Advisor’s securities recommendations, client purchase and sale activity or client portfolio holdings nor are they involved in making securities recommendations.

For Defined Terms, follow this link to: Section A. Definitions	2

“Beacon Funds” means each of the series of the American Beacon Funds, American Beacon Select Funds, and American Beacon Institutional Funds Trust. Beacon Funds consist of mutual funds and exchange-traded funds sponsored by the Advisor.

“Beneficial Ownership” shall be interpreted in a manner consistent with Rule 16a-1(a)(2) under the Exchange Act. In general, this provision specifies that, to have Beneficial Ownership, a person must have the opportunity to profit directly or indirectly from a transaction in securities. Thus, an Access Person may be deemed to have Beneficial Ownership over securities held in accounts registered in the name of members of his/her/their immediate family sharing the same household (i.e., a spouse, children, parents and other relatives), or by certain partnerships, trusts, corporations or other arrangements. For example, Access Persons would likely be deemed to have Beneficial Ownership of securities held in the following accounts: spousal retirement plan accounts (e.g., 401(k) and 403(b) plan accounts), accounts registered to a trust for which the Access Person serves as trustee, and accounts registered to a partnership for which the Access Person or the Access Person’s spouse serves as general partner.

“Broad-Based Index” means an index that is comprised of Securities or other instruments, such as commodities or currencies, and that the Advisor deems to be widely used or recognized. The Advisor shall publish the list of Broad-Based Indices in effect at any given time on its compliance reporting system.

“Chief Compliance Officer” means the person designated by the Advisor as the Advisor’s chief compliance officer and by the Trustees as the Beacon Funds’ chief compliance officer, as well as any person to whom the Chief Compliance Officer has delegated specific duties under the Code.

“Code” means this Code of Ethics.

“Crypto Asset” means a digital representation of value that is recorded on a cryptographically secured distributed ledger. There are five categories of crypto assets, namely, digital commodities, digital collectibles, digital tools, stablecoin, and digital securities. Digital commodities (e.g, Bitcoin, Ether), digital collectibles and digital tools are not considered Securities under the Code.

“Digital Security” means a security (e.g., bond, stock, etc.) that is formatted as or represented by a Crypto Asset, where the record of ownership is maintained in whole or in part on or through one or more crypto networks. A Digital Security is commonly called a tokenized security. Kraken and Gemini are examples of platforms that specialize in trading of Digital Securities.

“Discretionary Account” means an account in which an Access Person has Beneficial Ownership over Securities, Beacon Funds or Affiliated Funds and that is managed on a fully discretionary basis by a third-party investment professional. To qualify as a Discretionary Account, the Access Person must have no direct or indirect influence or control over the account, and the Chief Compliance Officer must approve the account’s treatment as a Discretionary Account.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempt Security” means:

1.	direct obligations of the Government of the United States;

2.	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and
For Defined Terms, follow this link to: Section A. Definitions	3

3.	shares of open-end investment companies, except for exchange-traded funds, the Beacon Funds and Affiliated Funds, which are subject to various provisions of the Code as noted herein.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“Investment Person” means an Access Person who acts as Portfolio Manager, analyst or trader for Advisory Accounts or the Beacon Funds.

“Portfolio Manager” means an Access Person with responsibility and authority to make investment decisions directly affecting an Advisory Account or the Beacon Funds, including the authority to select and allocate assets among investment sub-advisors.

“Prediction Market” means a platform that enables the prediction of specific outcomes using financial incentives. A Prediction Market may also be known as an event derivatives market or betting market.

“Private Fund Partner” refers to a private fund that the Affiliated Underwriter markets.

“Private Placement” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act. Private equity funds and hedge funds are examples of Private Placements.

“Purchase or sale of a Security” includes, among other transactions, the writing of an option to purchase or sell a non-Exempt Security.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Trustee” means any trustee of the Beacon Funds who is not an officer or employee of the Beacon Funds and who does not meet the definition of “access person” under Rule 204A-1 of the Advisers Act for any investment sub-advisor to the Beacon Funds.

Access Persons and Trustees should contact the Chief Compliance Officer regarding any questions they have concerning or interpreting any of the above definitions.

For Defined Terms, follow this link to: Section A. Definitions	4

B.       Statement of General Principles

All directors, officers and employees of the Advisor and Affiliated Underwriter, regardless of whether they are deemed to be Access Persons, owe a fiduciary duty to place the interests of the Advisory Accounts and shareholders of the Beacon Funds above their own. This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of Advisory Accounts and the Beacon Funds. Access Persons must execute their personal securities transactions in accordance with the policies and restrictions set forth in this Code. Trustees owe a fiduciary duty to place the interests of the shareholders of the Beacon Funds above their own. Doubtful situations should be resolved in favor of the Advisory Account or the Beacon Funds, as applicable.

Access Persons, Trustees, and the Advisor’s directors should not take unfair advantage of their relationship with the Advisor and the Beacon Funds. This would include solicitation of gifts or special treatment from parties that do business, or propose to do business, with or on behalf of the Advisor and/or the Beacon Funds.

The Advisor and Affiliated Underwriter are part of a group of affiliated companies. Any Access Persons performing services on behalf of an affiliate may be required by such affiliate to comply with its policies and procedures regarding those services. For example, Associated Persons must comply with the Affiliated Underwriter’s written supervisory procedures, and certain Access Persons must comply with the codes of ethics of affiliated investment advisers. Whether covered by those other policies or not, any Access Person could receive non-public information regarding the affiliates or their clients. Access Persons must treat any such non-public information as confidential and may not use such information to their personal benefit. If it is unclear whether information is public or not, please consult with the Chief Compliance Officer.

Technical compliance with the Code’s procedures will not automatically exempt from scrutiny any Access Person’s or Trustee’s actions that may indicate perceived abuse of fiduciary duties. All directors, officers and employees of the Advisor and Affiliated Underwriter, regardless of whether they are deemed to be Access Persons, are required to comply with all applicable federal securities laws. In addition, all officers and employees of the Advisor and Affiliated Underwriter are reminded of the separate requirements in the parent company’s HR Policy and Procedures Guide.

C.       Restrictions on Personal Securities Transactions

1.       Purchases and Sales of a Security. No Access Person shall purchase or sell, directly or indirectly:

a.       any Security that the Access Person knows at the time of such purchase or sale, is being purchased or sold by an Advisory Account or the Beacon Funds;

b.       any Security that the Access Person knows at the time of such purchase or sale, the Advisor or any investment sub-advisor employed by the Advisor is actively considering for purchase or sale by an Advisory Account or the Beacon Funds; or

c.       any convertible security, option, warrant, Digital Security or any Security of a different class of any issuer whose underlying or other class of Securities are, to the Access Person’s knowledge at the time of such purchase or sale, being actively considered or are currently being purchased or sold by an Advisory Account or the Beacon Funds.

For Defined Terms, follow this link to: Section A. Definitions	5

These prohibitions shall apply whether the transactions for an Access Person and an Advisory Account or Beacon Fund are in the same direction (e.g., an Access Person and an Advisory Account are both purchasing a Security) or the opposite direction (e.g., an Access Person is purchasing and an Advisory Account is selling the same Security). These prohibitions apply until the day after the day on which the Advisor or the investment sub-advisor determines not to enter into or completes the purchase or sale.

2.       Exceptions. The following transactions shall not be considered to violate Section C.1. above:

a.       purchases or sales of Securities over which the Access Person has no direct or indirect influence, control or prior knowledge;

b.       purchases or sales of Securities pursuant to an Automatic Investment Plan;

c.       purchases or sales of Securities for which the Access Person receives approval pursuant to the Pre-Clearance procedures in Section D.2.;

d.       purchases of Securities effected upon the exercise of rights issued by an issuer proportionately to all holders of a class of its Securities (or certain other corporate actions as approved by the Chief Compliance Officer) to the extent such rights were acquired from that issuer, as well as sales of such rights so acquired;

e.       trading in exchange-traded funds or Broad-Based Index derivatives; or

f.        purchases or sales of a Beacon Fund.

3.       Undue Influence. No Access Person who beneficially owns a Security or Digital Security shall attempt to cause an Advisory Account or the Beacon Funds to purchase, sell or hold a Security of the same issuer in a manner calculated to create a personal benefit to the Access Person. An Investment Person participating in an investment decision on behalf of an Advisory Account or Beacon Fund regarding a Security that the Investment Person beneficially owns should disclose to the applicable Portfolio Manager or to the Chief Compliance Officer the nature of his/her/their interest in that Security.

4.       Initial Public Offerings. No Investment Person may acquire any Security in an Initial Public Offering. Any other Access Person seeking to acquire a Security in an Initial Public Offering must seek pre-clearance under Section D.2. An Access Person who obtains approval under Section D.3. to maintain a Discretionary Account is approved for their investment professional to acquire Securities in Initial Public Offerings, so long as the Access Person has no direct or indirect influence, control or prior knowledge of the investments. If the Access Person does have direct or indirect influence, control or prior knowledge of the investment, then he/she/they must obtain pre-clearance approval prior to investment.

5.       Private Placements. An Access Person must seek pre-clearance under Section D.2. to purchase Securities in any Private Placement, including Private Placements to be held in a Discretionary Account. In determining whether to approve pre-clearance requests, the Chief Compliance Officer should take into account whether the investment opportunity should be reserved for Advisory Accounts or the Beacon Funds, and whether the opportunity is being offered to the individual by virtue of the Access Person’s position with the Advisor. Requests to invest in a Private Fund Partner may be denied until the fund’s final closing or prohibited entirely.

For Defined Terms, follow this link to: Section A. Definitions	6

Investment Persons who have been authorized to acquire securities in a Private Placement are required to disclose these investments if they play a part in the Advisor’s subsequent consideration of an investment in the issuer on behalf of an Advisory Account or the Beacon Funds. In such circumstances, the decision to make the investment on behalf of an Advisory Account or the Beacon Funds should be subject to an independent review by a Portfolio Manager with no personal interest in the issuer.

If the Advisor manages Private Placement investments in the future, the Advisor’s senior management shall determine those Access Persons who are qualified for investment, which shall meet the requirement for prior approval under this Code and the Advisers Act and the Investment Company Act.

6.       Crypto Asset Investments. Determining whether a particular Crypto Asset constitutes a Security can be complex. Access Persons are encouraged to consult with Compliance before acquiring any asset described as a “coin,” “token,” “crypto asset,” or other type of digital asset. A Digital Security (i.e., a tokenized security) is treated just like the underlying Security for all purposes under this Code. For example, Access Persons must obtain pre-clearance and report transactions and holdings in Digital Securities.

7.       Short-Term Trading. No Investment Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Security or Digital Security within sixty calendar days. This restriction shall not apply to Exempt Securities, exchange-traded funds, or Broad-Based Index derivatives.

An Investment Person may request individual exceptions from the Short-Term Trading prohibition, and the Chief Compliance Officer may permit exceptions when it is deemed that short-term profit-taking by an Investment Person would not create a conflict with the interests of any Advisory Account or the Beacon Funds. Any trades made in violation of this prohibition should be reversed, or if that is not feasible, all profits resulting from the trading should be disgorged to a charitable organization designated by an executive officer of the Advisor; provided, however, that an executive officer of the Advisor may waive disgorgement of profits if it is determined that trading in violation of this prohibition was inadvertent and did not otherwise result in a conflict with an Advisory Account or the Beacon Funds.

8.       Frequent Trading. No Access Person may engage in trading activity in the Beacon Funds or ARK ETFs considered by the Advisor to be excessive. Each Access Person must hold shares of a Beacon Fund for at least 90 days from the date of purchase. Each Access Person must hold shares of an ARK ETF for at least 30 days from the date of purchase. The minimum holding period is measured over a rolling period, and shares are accounted for on a ‘first-in first-out’ basis. In addition, Access Persons must comply with each Beacon Fund’s applicable frequent trading and market timing policy as disclosed in the current Prospectus. Employee-directed exchanges executed in the Advisor’s 401(k) plan will be considered as trades for purposes of this policy, but trades pursuant to an Automatic Investment Plan and trades in the money market Beacon Fund will be excluded.

9.       Seven-Day Blackout. No Portfolio Manager may purchase or sell a Security or a Digital Security (or a derivative thereof) within seven calendar days of his/her/their purchase or sale of a Security of the same issuer on behalf of an Advisory Account or Beacon Fund managed by that Portfolio Manager. This restriction shall not apply to Exempt Securities, exchange-traded funds, or Broad-Based Index derivatives.

For Defined Terms, follow this link to: Section A. Definitions	7

10.       Portfolio Securities. No Portfolio Manager may purchase or sell a Security or Digital Security if, as of the time of the proposed transaction, the Advisory Accounts and Beacon Funds under his/her/their direct management own more than five percent (5%) in the aggregate of the market capitalization of the Security or the Digital Security’s underlier. Exceptions to the foregoing limitation may be granted by the Chief Compliance Officer if it is determined that the trade would not create an actual or apparent conflict of interest with the Advisory Accounts or Beacon Funds.

11.       Short Sales. No Access Person may sell shares of a Beacon Fund short. This prohibition does not prevent an Access Person from purchasing Securities on margin in their brokerage account that contains Beacon Funds.

12.       Insider Information, Market Manipulation and Other Prohibited Transactions. All Access Persons and Trustees are subject to compliance with the Statement of Policy on Material Non-Public Information adopted jointly by the Advisor and the Beacon Funds.

Regardless of whether pre-clearance is granted under Section D.2. or F.5.b., it is prohibited for Access Persons to enter any personal securities transaction or Prediction Market transaction or for Investment Persons to enter a transaction on behalf of an Advisory Account or a Beacon Fund:

a.       while in possession of material nonpublic information regarding the security, issuer of the security or the Prediction Market event;

b.       intended to raise, lower or maintain the price of any security to create a false appearance of active trading; or

c.       based upon a conflict of interest rather than the best interests of Advisory Accounts or the Beacon Funds.

13.       Restricted List. From time to time, the Advisor may prohibit Access Persons from transacting in certain Securities based upon a determination that such transactions would conflict with the interests of the Beacon Funds or Advisory Accounts or violate federal securities laws. Any such restricted Securities will be maintained by Compliance in the compliance reporting system. The restricted list may apply across all Access Persons or only to certain Access Persons. Any pre-clearance requests by Access Persons covered by a restricted list will be denied. In many cases, Compliance will be required to maintain the confidentiality of the Securities on the restricted list, so Access Persons should not expect to receive an explanation for denied pre-clearance requests.

D.       Procedures Related to Personal Securities Transactions by Access Persons

1.       New Accounts. Prior to opening a new account in which an Access Person will have Beneficial Ownership over Securities, Beacon Funds, Affiliated Funds, or Digital Securities, the Access Person must confirm whether the financial institution provides an electronic feed to the Advisor. The List of Brokers with Electronic Feed is available on the compliance reporting system. If the financial institution is listed, then the Access Person should inform Compliance of the account number for it to be added to the electronic feed. If the financial institution is not listed, the Access Person must consult with Compliance to determine if an electronic feed can be established prior to opening the account.2 If Compliance is unable to establish an electronic feed, then the Access Person must request approval to open the account from the Chief Compliance Officer,

2 Please note that it may require a matter of days for Compliance to reach that determination with the financial institution.

For Defined Terms, follow this link to: Section A. Definitions	8

who may grant an exemption from the electronic feed requirement.3 For any exempt accounts, Access Persons are required to attach a copy of the account statements to the quarterly reports provided under Section D.4.b. and enter any reportable transactions in the compliance reporting system. Statements are not required to be submitted for accounts that solely contain transactions in Exempt Securities (e.g., open-end funds other than the Beacon Funds and Affiliated Funds) or that had no reportable transactions during the quarter.

In addition, Associated Persons must receive approval in writing from the Affiliated Underwriter before opening any personal trading accounts. Associated Persons should follow the New Account Approval Instructions in the compliance reporting system to request pre-approval. The Advisor’s Compliance Department shall report to the Affiliated Underwriter any new accounts reported by Associated Persons on their holdings and transaction reports that were not pre-approved.

2.       Pre-Clearance. An Access Person must obtain clearance prior to the purchase or sell of a Security or Digital Security in which he/she/they has, or through such transaction acquires, direct or indirect Beneficial Ownership of that Security or Digital Security. Requests for pre-clearance shall be made through the Advisor’s compliance reporting system. However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Access Person is not able to access the system. Upon approval of a pre-clearance request, an Access Person may engage in a transaction otherwise prohibited by Section C.1.

The Access Person shall execute the transaction by the end of the business day following the date of approval, unless the Access Person has received approval to enter a transaction on a good-until-canceled basis. If the Access Person is not able to execute the transaction by the end of the next business day, he/she/they must submit a new request for pre-clearance.

Pre-clearance approvals should be based upon a determination by the Chief Compliance Officer (in consultation with such other persons as may be necessary) that the purchase or sale will not materially affect the liquidity of the market for the Security or its price and will not present an apparent or actual conflict with a purchase or sale of the same or a similar Security on behalf of an Advisory Account or a Beacon Fund. The Advisor may automatically approve pre-clearance requests when the requested trade does not exceed a de minimis threshold or when the trade is otherwise not deemed to present potential harm to an Advisory Account or Beacon Fund.

The Quick Reference Table on the compliance reporting system sets forth various Security and transaction types with the applicable pre-clearance and reporting requirements.

3.       Discretionary Account Exemption. Access Persons may request and receive approval from the Chief Compliance Officer for an exemption from the pre-clearance requirement for a Discretionary Account. To qualify for the exemption, the Access Person must seek approval from the Advisor’s Compliance Department, provide a copy of the account agreement to evidence that the investment professional has full discretion and execute an initial and thereafter, annual certification, through the Advisor’s compliance reporting system. Reporting of the account and the transactions is still required under Section D.4. If an Access Person directs or suggests a transaction or

3 Accounts that were properly reported in the Advisor’s compliance reporting system prior to January 1, 2017 and for which the financial institution is not able or willing to provide an electronic feed to the Advisor are exempt.

For Defined Terms, follow this link to: Section A. Definitions	9

otherwise has knowledge of an intended transaction in a Discretionary Account, then the Access Person must seek pre-clearance for the transaction and advise the investment professional to wait to execute until after approval is granted. In addition, Private Placements in a Discretionary Account are not exempt from pre-clearance.

4.         Reporting by Access Persons. Every Access Person shall report in the Advisor’s compliance reporting system the information described below with respect to holdings and transactions in any Security, Beacon Fund, Affiliated Fund, or Digital Security in which such Access Person has, or by reason of such transaction acquires, direct or indirect Beneficial Ownership.

Exempt Securities are exempt from all three reporting requirements. See the Quick Reference Table on the compliance reporting system for transactions that are exempt from the pre-clearance requirement but that require reporting.

a.         Initial Account and Holdings Report. Every report shall be made no later than ten (10) days after a person becomes an Access Person and shall contain the following information:

1.)       the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security, Beacon Fund, Affiliated Fund, and Digital Security in which the Access Person had any direct or indirect Beneficial Ownership (which must be current as of a date no more than forty-five (45) days prior to the date the person became an Access Person);

2.)       the account number (if available), name of the broker, dealer or bank with whom the Access Person maintained an account in which any Securities, Beacon Funds, Affiliated Funds, or Digital Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person;4 and

3.)       the date that the report is submitted by the Access Person.

b.        Quarterly Transaction Report. Every report shall be made no later than thirty (30) days after the end of the calendar quarter and shall contain the following information:

1.)       the date of the transaction, the title, the number of shares (for equity securities), the principal amount (for debt securities), and interest rate, maturity date and ticker symbol or CUSIP (if applicable) of each Security, Beacon Fund, Affiliated Fund, or Digital Security involved;

2.)       the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.)       the price at which the transaction was effected;

4.)       the name of the broker, dealer or bank with or through which the transaction was effected;

5.)	the date that the report is submitted by the Access Person;

4 Please note that the SEC requires that Access Persons report any brokerage or bank account in which any securities are held, whether they are Exempt Securities or not. For example, the following accounts should be reported: a bank account holding a CD, a health savings account that invests in mutual funds , and a brokerage account holding mutual funds. Although Access Persons are required to list the accounts on the report, they are not required to report the transactions or holdings in the Exempt Securities.

For Defined Terms, follow this link to: Section A. Definitions	10

6.)       for any account opened during the quarter in which any security was held for the direct or indirect benefit of the Access Person, include the name of the broker, dealer or bank with whom the account was established and the date of establishment;5 and

7.)       for any account approved for an exemption from the electronic feed requirement, attach a copy of the account statements covering the quarter.

c.       Annual Holdings Report. Every report shall be made annually containing the following information as of December 31 and shall be submitted within forty-five (45) calendar days after December 31:

1.)       the title, type, ticker symbol or CUSIP (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Security, Beacon Fund, Affiliated Fund, and Digital Security in which the Access Person had any direct or indirect Beneficial Ownership;

2.)       the name of the broker, dealer or bank with whom the Access Person maintains an account in which any security is held for the direct or indirect benefit of the Access Person;5 and

3.)       the date that the report is submitted by the Access Person.

All reports shall be made through the Advisor’s compliance reporting system. If electronic files containing the required information are transmitted to the compliance reporting system by an Access Person’s broker, the Access Person must confirm the information in the system within the deadlines set forth above.

5.       Notification of Reporting Obligation. The initial holdings and quarterly and annual reports are necessary to comply with the requirements of the Advisers Act and the Investment Company Act and the rules thereunder. All Access Persons under a duty to file initial, quarterly and annual reports with the Chief Compliance Officer shall be informed of that duty. Once informed of their duty to file quarterly and annual reports, an Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise. Information supplied in the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made. In addition, the reports may be inspected by the Financial Industry Regulatory Authority in connection with its oversight of the Affiliated Underwriter.

6.       Disclaimer of Beneficial Ownership. Any report pursuant to this Section D. shall not be construed as an admission by the person making the report that he/she/they has any direct or indirect Beneficial Ownership in the Security, Beacon Fund, Affiliated Fund, or Digital Security to which the report relates.

E.        Procedures Related to Personal Securities Transactions by Trustees

1.       Reporting by Trustees. A Trustee must report a transaction in a Security or Digital Security if such Trustee, at the time of that transaction, knew or, in the ordinary

5 Please note that the SEC requires that Access Persons report any brokerage or bank account in which any securities are held, whether they are Exempt Securities or not. For example, the following accounts should be reported: a bank account holding a CD, a health savings account that invests in mutual funds , and a brokerage account holding mutual funds. Although Access Persons are required to list the accounts on the report, they are not required to report the transactions or holdings in the Exempt Securities.

For Defined Terms, follow this link to: Section A. Definitions	11

course of fulfilling official duties as a Trustee, should have known that, during the fifteen (15) day period immediately before or after the date of the transaction by the Trustee, such Security or Digital Security underlier was being purchased or sold by the Beacon Funds or such Security or Digital Security underlier was under consideration for purchase or sale by the Advisor, or any of its other investment advisers, on behalf of the Beacon Funds. The Compliance Department will request these reports on a quarterly basis.

2.       Disclaimer of Beneficial Ownership. Any report pursuant to this Section E. shall not be construed as an admission by the Trustee making the report that he/she/they has any direct or indirect Beneficial Ownership in the Security or Digital Security to which the report relates.

F.       Other Potential Conflicts of Interest

1.       Gifts

a.       Provision of Gifts. The Advisor may provide gifts to parties that do business, or propose to do business, with or on behalf of the Advisor or the Beacon Funds. Access Persons may not personally pay for gifts to such parties, unless the Chief Compliance Officer determines that a gift is in connection with a personal relationship or intended to recognize a personal event (e.g., wedding, birth of a child, etc.). Gifts approved by the appropriate supervisor and paid for by the Advisor shall not be deemed to have been provided by the Access Person arranging such gift. Some business partners may not accept gifts from the Advisor or its personnel. Access Persons should confirm any restrictions before providing any gifts.

b.       Gifts of Cash. Access Persons are prohibited from giving or receiving cash or cash equivalents to or from any party that does business, or proposes to do business, with or on behalf of the Advisor or the Beacon Funds. A cash equivalent is any instrument readily convertible to cash, including a stored balance debit/credit card. However, a gift certificate or stored balance card convertible only to purchases from a particular store or seller shall not be deemed to be a cash equivalent.

c.       Receipt of Gifts. An annual limit of $300 applies to any gifts that an Access Person receives from a party that does business, or proposes to do business, with or on behalf of the Advisor or the Beacon Funds. The $300 limit may be met with one gift or multiple gifts that total $300 from a party in a calendar year.

Gifts in connection with a personal relationship or that are intended to recognize a personal event (e.g., wedding, birth of a child, etc.) shall not count towards the annual dollar limit. A gift of food, flowers, or other consumable item that an Access Person receives from a party that does business, or proposes to do business, with or on behalf of the Advisor or the Beacon Funds shall not count towards any Access Person’s annual dollar limit as long as the gift is shared with other employees of the Advisor. A promotional item that displays the donor firm’s logo and that the Access Person receiving such item reasonably believes to be valued substantially less than $300 shall not count towards the annual dollar limit. Exceptions to the $300 limit may be granted by an executive officer of the Advisor (in consultation with the Chief Compliance Officer).

For Defined Terms, follow this link to: Section A. Definitions	12

Notwithstanding the annual $300 limit on gifts received by Access Persons, no Portfolio Manager may receive a gift from a broker-dealer with which the Portfolio Manager has executed transactions for an Advisory Account or Beacon Fund within the 12-month period prior to the gift, unless the Portfolio Manager receives approval from the Chief Compliance Officer.

d.         Reporting of Gifts. Upon receipt of any gift that is subject to the annual dollar limit, the Access Person receiving such gift shall provide to the Compliance Department a description of the gift and from whom it was received. The Compliance Department will maintain a log of gifts by recipient and donor.

A promotional item that displays the donor firm’s logo and that an Access Person receiving such item reasonably believes to be valued near $300 should be reported to the Compliance Department. The Chief Compliance Officer shall consider any potential conflict of interest resulting from acceptance of such gift.

The Advisor shall maintain a log of gifts provided, including a description of the item, its cost, and the name and association of each recipient. Gifts to government officials, public pension plan employees, and persons affiliated with a union or labor organization may be restricted, and as such, the Compliance Department should be consulted when such gifts are contemplated.

e.         Refusal of Gifts. Any gift that exceeds the $300 annual limit for gifts received from a particular donor must be shared with other employees of the Advisor, returned to the donor, or the amount above $300 offset through reimbursement to the donor or through the Access Person’s contribution of such amount to a charitable organization approved by an executive officer of the Advisor.

2.       Entertainment.

a.         Provision of Entertainment. Access Persons with pre-approval from their manager may provide reasonable business entertainment (e.g., meals, attendance at cultural or sporting events, rounds of golf, etc.). Access Persons may not provide business–related entertainment at their own expense. Entertainment of government officials, public pension plan employees, and persons affiliated with a union or labor organization may be restricted, and as such, the Compliance Department should be consulted when such entertainment is contemplated. Some business partners may not accept meals and entertainment paid for by the Advisor or its personnel. Access Persons should confirm any restrictions before providing any meals and entertainment.

Business entertainment provided by an Access Person will be considered a gift, and therefore subject to the gift policies described in section F.1. of the Code, if an Access Person is not present at the event.

b.         Receipt of Entertainment. Access Persons with pre-approval from their manager are allowed to participate in business entertainment provided by any party that does business, or proposes to do business, with or on behalf of the Advisor or the Beacon Funds. In determining whether to approve receipt of entertainment, management should evaluate whether the extravagance or frequency of the entertainment poses a potential conflict of interest for the Access Person or the Advisor.

For Defined Terms, follow this link to: Section A. Definitions	13

Business entertainment received by an Access Person will be considered a gift, and therefore subject to the gift policies described in section F.1. of the Code, if the party or a representative of the party providing the entertainment is not present at the event.

Those Access Persons with authority to hire vendors for the Advisor or the Beacon Funds are not allowed to accept entertainment from current or potential vendors, unless a representative of the vendor will be in attendance at the entertainment event.

c.         Reporting of Entertainment. Access Persons are required to accurately report the provision of business entertainment in the Advisor’s expense reporting system. Any business entertainment provided for government officials, public pension plan employees, and persons affiliated with a union or labor organization must be reported to the Compliance Department.

Any entertainment received by a Portfolio Manager from a broker-dealer with which the Portfolio Manager has executed transactions for an Advisory Account or Beacon Fund within the 12-month period prior to entertainment must be reported promptly to the Compliance Department. The Compliance Department will monitor any gifts or entertainment received from such broker-dealers as compared to brokerage transactions to identify any apparent influence over broker selection.

3.	Political Contributions and Activities.

a.       Prohibitions. Access Persons are prohibited from, directly or indirectly, making political contributions with the intent of influencing a government official or political candidate who is or will be in a position to influence the Advisor’s selection as an investment adviser to government entity clients. This would include contributions to political action committees or political parties, if the Access Person is aware of the committee’s or party’s intent to distribute monies to certain officials or candidates who are or will be in a position to influence the Advisor’s selection. Coordinating or soliciting contributions from others (for example, fund-raising activities) on behalf of a candidate who is or will be in a position to influence the Advisor’s selection is also prohibited.

Volunteering personal time to a candidate or government official would not be considered a contribution.

Access Persons in executive and client-facing roles should be particularly conscious of the potential for their political contributions and activities to be perceived as attempts to acquire or maintain government clients for the Advisor. If it is determined that a political contribution or activity by an Access Person in an executive or client-facing role was intended to influence the Advisor’s selection or retention of a government client, the Advisor may be required to forego advisory fees on the affected Advisory Account for a two-year period following the contribution or activity.

b.         Pre-Clearance of Political Contributions and Activities. Every Access Person is permitted to make political contributions to a candidate totaling less than $150 per election without prior approval by the Advisor. Access Persons wishing to make a contribution(s) totaling $150 or greater or who wish to participate in any political fund-raising activity must seek pre-clearance through the Advisor’s compliance reporting system. However, the Chief Compliance Officer may determine to accept requests by an alternate method when the Access Person is not able to access the system.

For Defined Terms, follow this link to: Section A. Definitions	14

Pre-clearance approvals should be based upon consideration of the following factors: the Access Person’s eligibility to vote for the candidate, the amount of the contribution or anticipated fund-raising, whether the candidate has or will have influence over the Advisor’s management of current or prospective Advisory Accounts, and the Access Person’s position with the Advisor.

c.         Reporting of Political Contributions and Activities. Every Access Person shall provide a quarterly report of political contributions and fund-raising activities, including those that were pre-cleared, through the Advisor’s compliance reporting system. All Access Persons will be asked to certify that they did not attempt to influence any third party to make a contribution nor did they make a contribution with the intent of influencing the Advisor’s selection as an investment adviser to government entity clients.

In addition, certain Access Persons will be notified of their obligation to report any contributions or fund-raising activities by members of their household, based upon the Advisor’s determination that those Access Persons have a direct economic incentive to influence the Advisor’s selection as an investment adviser to government entity clients. All such reports shall be made through the Advisor’s compliance reporting system.

4.       Service as a Director. Investment Persons are prohibited from serving on a board of directors of a publicly traded company unless prior authorization has been granted by the Chief Executive Officer of the Advisor or the President of the Beacon Funds, as applicable, based upon a determination that the board service would not be inconsistent with the interests of the Advisor or its Advisory Accounts or the Beacon Funds or their shareholders. The Chief Executive Officer’s service on any board of a publicly traded company must be approved by the Advisor’s board of directors, and the Beacon Funds’ President’s service on such a board must be approved by the Beacon Funds’ Board of Trustees. The Beacon Funds’ Board of Trustees will be notified if any Investment Persons are permitted to serve as directors.

5.       Prediction Market Transactions. Prediction Market transactions can give an Access Person a financial stake in events that the Advisor, its clients, or the Access Person may be able to influence or have advance knowledge of, and in events that affect the interests of the Advisor’s clients, including the Beacon Funds. To prevent Prediction Market activity from creating a conflict between an Access Person’s interests and those of the Advisor’s clients, each Access Person must comply with this Section F.5. with respect to any Prediction Market transaction in which the Access Person has a direct or indirect financial interest, including through members of his/her/their immediate family sharing the same household. These requirements are in addition to the prohibitions in Section C.12. and the Statement of Policy on Material Non-Public Information.

a.       Prohibited Transactions. Access Persons may not enter into any Prediction Market transaction whose outcome is based on or relates to an event involving:

1.)       the Advisor or any of its affiliates, including their financial results, assets under management, personnel changes, mergers or acquisitions, reorganizations, litigation, or regulatory matters;

For Defined Terms, follow this link to: Section A. Definitions	15

2.)       any client of the Advisor, including a Beacon Fund or Advisory Account client, including its earnings, stock price, fund flows, performance, operations, mergers or acquisitions, liquidations, executive or board changes, labor matters, litigation, or regulatory actions;

3.)       any product sponsor or product that the Advisor or Affiliated Underwriter supports with marketing services, such as ARK Investment Management, LLC, the ARK ETFs and the Private Fund Partners;

4.)       any sub-advisor to an Advisory Account or Beacon Fund, including the sub-advisor’s parent company;

5.)       any issuer or Security on the restricted list maintained under Section C.13.;

6.)       any rulemaking, examination, enforcement action, or other matter of the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other regulator that directly affects the Advisor, its affiliates, or the Beacon Funds; or

7.)       any event or outcome that the Access Person is in a position to influence, or about which the Access Person has obtained confidential information through his/her/their employment or relationship with the Advisor, its clients, including the Beacon Funds, sub-advisors, or service providers.

b.       Pre-Clearance of Transactions Related to Securities. An Access Person must obtain pre-clearance under the procedures in Section D.2. before entering into each Prediction Market transaction that is related to a Security or Digital Security, including any transaction whose outcome is based on its financial results, price, or performance. The pre-clearance request must be accompanied by an attestation that the Access Person is not in possession of any material non-public information regarding the issuer (or underlying issuer) and that the Access Person is not aware of any potential conflict of interest arising from the transaction. Pre-clearance will be denied if the Chief Compliance Officer determines that the transaction is prohibited by Section F.5.a. or may present an actual or apparent conflict with the interests of an Advisory Account or a Beacon Fund. For avoidance of doubt, an Access Person may not knowingly request pre-clearance for a Prediction Market transaction that is prohibited by Section F.5.a.

c.       Quarterly Certification. Within thirty (30) days after the end of each calendar quarter, each Access Person will be required to certify through the Advisor’s compliance reporting system that each Prediction Market transaction entered into during the quarter that required pre-clearance under Section F.5.b. was properly pre-cleared.

d.       Use of Firm Information. Access Persons may not use or share any confidential or proprietary information learned due to employment with the Advisor in connection with any Prediction Market activity. Access Persons may not recommend Prediction Market transactions to, or enter into Prediction Market transactions on behalf of, others on the basis of such information, and may not propose or create any event offered on a Prediction Market, or act as a market maker or liquidity provider on a Prediction Market, without the prior written approval of the Chief Compliance Officer.

For Defined Terms, follow this link to: Section A. Definitions	16

e.       Pre-Existing Positions. If, as of the effective date of this Code of Ethics, an Access Person has a Prediction Market position that isn’t permitted under Section F.5.a., the Access Person must promptly notify the Compliance Department and follow the direction of the Chief Compliance Officer, which may include closing the position or holding it to settlement without adding to it. Similarly, if an Access Person’s Prediction Market position becomes prohibited under Section F.5.a. in the future (for example, because the Advisor obtains a new client or an issuer is added to the restricted list), the Access Person must notify the Compliance Department no later than the next quarterly certification.

G.        Violations and Sanctions

1.       Review for Violations. Periodically, the Chief Compliance Officer shall compare the reported personal securities transactions of Access Persons with completed portfolio transactions of the Advisory Accounts and the Beacon Funds to determine whether a violation of this Code may have occurred. Before making any determination that a violation has or may have been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material. If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, he/she/they shall submit information deemed appropriate, including any explanatory material provided by the potential violator, to an executive officer of the Advisor. The executive officer (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary) shall make the determination of whether a violation has occurred. With respect to the Chief Compliance Officer’s personal trading activity, the Advisor’s General Counsel shall perform the duties of the Chief Compliance Officer, as described in the Code.

No person shall participate in a determination of whether he or she has committed a violation of the Code or the imposition of any sanction as a result of such violation.

No less than annually, the Advisor and the Affiliated Underwriter must furnish to the Beacon Funds’ Board a written report that:

a.       describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.       certifies that the Advisor and Affiliated Underwriter have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

No less than annually, the Chief Compliance Officer shall furnish an appropriate principal of the Affiliated Underwriter with a report of any violations of the Code identified for the Affiliated Underwriter’s officers, directors, employees and registered representatives.

2.       Reporting of Violations. Any Access Person or Trustee who becomes aware of a violation of this Code is required to promptly notify the Chief Compliance Officer of the relevant details of such violation. The Advisor engages NAVEX Global’s EthicsPoint solution to facilitate the confidential and anonymous reporting of matters by any person, and the report information is maintained confidentially. The Advisor’s intranet site maintains a link to the EthicsPoint web-based reporting site and toll-free hotline supported by NAVEX Global staff.

For Defined Terms, follow this link to: Section A. Definitions	17

3.       Sanctions. Upon determining that there has been a violation of this Code, an executive officer (in consultation with the Chief Compliance Officer and legal counsel if deemed necessary) may determine such sanctions as deemed appropriate including, among others, a letter of censure, or suspension or termination of the employment of the violator. If an Access Person realizes a profit from a transaction deemed to violate the Code, the Advisor may require disgorgement, which will typically be accomplished by donating the profit to a charitable organization approved by an executive officer of the Advisor.

H.       Delivery and Certification of the Code

1.       Delivery of Code to Access Persons and Trustees. The Advisor’s Compliance Department shall deliver a current copy of the Code to each Access Person and Trustee when each such person is deemed to become an Access Person or Trustee. In addition, the Compliance Department will deliver a copy of the Code to each Access Person and Trustee on an annual basis and upon amendment of the Code. Pursuant to Rule 17j-1 under the Investment Company Act, the Beacon Funds’ Board of Trustees must approve any material change to the Code no later than six months after adoption of the material change.

2.       Certification of Compliance with Code. Within ten (10) days of becoming an Access Person or Trustee, each Access Person and Trustee is required to certify that he/she/they i) has received, read and understood the Code and ii) agrees to abide by the policies and procedures set forth in the Code. Each Access Person and Trustee shall also certify annually that he/she/they has i) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code and ii) notified the Chief Compliance Officer of any violation of which the Access Person or Trustee has become aware. Subsequent to delivery of any Code amendments, Access Persons shall certify that they i) have received, read and understood the Code amendment and ii) agree to abide by the policies and procedures set forth in the Code, as amended.

For Defined Terms, follow this link to: Section A. Definitions	18